Exhibit 10.25

RETIREMENT AND CONSULTING AGREEMENT

RETIREMENT AND CONSULTING AGREEMENT, dated as of November 26, 2005, by and between FIRST DATA CORPORATION, a Delaware corporation (the “Company”), and CHARLES T. FOTE (“Executive”).

WHEREAS, Executive is currently serving as the Chairman of the Board of Directors and Chief Executive Officer of the Company;

WHEREAS, Executive has expressed his desire to retire from employment with the Company;

WHEREAS, Executive has provided loyal and valuable service to the Company and the Company recognizes Executive’s significant contribution to the Company and its shareholders;

WHEREAS, the Company believes that it is in its best interests to facilitate such retirement in a manner that allows it to effect a smooth transition of authority, to retain access to the services of Executive and to secure certain covenants from Executive; and

WHEREAS, Executive is willing to continue to provide services to the Company on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of their mutual promises, the Company and Executive agree as follows:

1. Resignation; Continuing Board Membership. Effective as of the date hereof, Executive hereby resigns (i) (A) as Chief Executive Officer of the Company and (B) from each other officer or executive position held with the Company and each directorship, officer or executive position held with each of the Company’s subsidiaries or affiliates, in each case effective immediately, and (ii) as Chairman of the Board of Directors and as an employee of the Company and each of its subsidiaries and affiliates, effective as of December 31, 2005. Executive’s resignation under the immediately preceding sentence shall constitute a retirement with respect to the Company’s applicable compensatory plans, programs and arrangements. Executive shall continue as a member of the Board of Directors (the “Board”) until the annual meeting of shareholders in 2006, which is expected to occur on May 10, 2006, as of which time he hereby resigns as a director. Executive agrees and acknowledges that, even though his employment will end prior to his service as a member of the Board, he will not be treated as a non-employee director under the Company’s compensation plans, policies and practices for the period from January 1, 2006 through the effective date of his resignation from the Board and will receive no compensation for such services in addition to the compensation set forth herein.

2. Consulting Services. During the period beginning on January 1, 2006 and continuing until June 30, 2007 (the “Consulting Period”), Executive shall provide to the Company consulting services commensurate with his status and experience with respect to such matters as shall be reasonably requested from time to time by the Board, or the Chief Executive Officer; provided, however, that Executive shall not be required to commit more than twenty percent of his business time in any given calendar month to the performance of such services. Executive shall not, solely by virtue of the consulting services provided hereunder, be considered to be an officer or employee of the Company during the Consulting Period, and shall not have the power or authority to contract in the name of or bind the Company, except as may be expressly stated in a written delegation of such authority from the Board.

3. Compensation. (a) Continued Employment. Except to the extent expressly otherwise provided herein, until December 31, 2005, Executive shall continue to be compensated on the same terms and conditions as in effect immediately prior to the date hereof. You shall be eligible to receive an annual bonus in respect of your services during 2005 in such amount, if any, as is payable to you in accordance with the terms of the Senior Executive Incentive Plan, as in effect on the date hereof.

(b) Consulting Services Period. During the Consulting Period, the Company shall pay Executive for his services as a consultant a monthly fee equal to $91,666.67, which is equal to the monthly rate of base salary payable to Executive on the date hereof. Such fees shall be paid in installments on the fifteenth and last business day of each month during the Consulting Period. Executive shall not be treated as an employee in respect of the services rendered and the fees paid to Executive during the Consulting Period shall not be subject to wage withholding.

(c) Office and Expenses. To facilitate the performance of Executive’s services on behalf of the Company, while he continues in employment and during the Consulting Period, the Company shall make available to Executive a suitable office and the assistance of a dedicated administrative assistant. Upon submission of itemized business expense reports consistent with the

Company’s applicable practices, the Company shall also reimburse Executive for such reasonable travel, lodging and other appropriate expenses incurred by Executive in the course or on account of rendering any services either during his employment or during the Consulting Period. Executive agrees to submit any such reports with respect to expenses incurred while an employee as soon as possible after they are incurred, but in no event later than January 15, 2006, and any expenses incurred while a consultant by the end of the calendar month following the month in which incurred. The Company also agrees to reimburse Executive for the expenses reasonably incurred by Executive in connection with the negotiation and execution of this Agreement.

4. Employee Programs. (a) Benefits Generally. Through December 31, 2005, Executive shall continue to participate in the employee benefit and executive perquisite plans and programs in which he is participating on the date hereof. Except as otherwise expressly provided below in this Section 4, Executive’s continued participation in, or rights to receive compensation or other benefits under, any of the Company’s employee benefit plans, programs or arrangements (including those plans, programs or arrangements available solely for the benefit of senior executive officers) after December 31, 2005 shall be governed by the terms and conditions of the applicable plan, program or arrangement. Executive shall not be entitled to any benefit under the terms of the Company’s Severance/Change of Control Policy (the “Severance Policy”) by reason of his resignation from employment hereunder. The Company shall pay Executive for any accrued and unused vacation days outstanding as of December 31, 2005 by January 31, 2006.

(b) Medical Benefits. During the Consulting Period, Executive shall be eligible to participate in the Company’s medical and dental plans on the same terms and conditions as though Executive had continued to be an employee of the Company throughout such period. In the event that the Company cannot provide such medical and dental coverage under the terms and conditions of any such plan, Executive shall secure individual coverage that is as similar as possible under the circumstances to the benefits provided under the Company’s plans and the Company shall reimburse Executive for the cost of such coverage. To the extent that any such reimbursement should be subject to Federal income and/or employment taxation, the Company shall provide Executive with an additional payment to gross up Executive for the taxes payable in respect of such reimbursement and any payment made pursuant to this sentence. Executive’s eligibility for COBRA continuation coverage shall commence at the date Executive’s coverage under the Company’s plans ceases as provided in this Section 4(b).

(c) Stock Options. Notwithstanding anything else to the contrary contained in this Agreement or any agreement issued under the 2002 Long-Term Incentive Plan (the “2002 Plan”) or the 1992 Long-Term Incentive Plan (the “1992 Plan”), to the extent that Executive holds any options granted pursuant to the terms of the 1992 Plan and 2002 Plan (the “Equity Plans”) that are not vested and exercisable as of the date hereof and which would not otherwise become exercisable before December 31, 2005, each such option shall become vested and exercisable as though Executive had continued in the employ of the Company during the period over which any such option otherwise would have become vested and exercisable. Any options currently held by Executive may, to the extent currently vested and exercisable or to the extent they become vested and exercisable hereafter in accordance with the immediately preceding sentence or in accordance with their terms, be exercised until the earlier to occur of (i) (A) December 31, 2008 with respect to options granted under the 1992 Plan and (B) December 31, 2009 with respect to options granted under the 2002 Plan and (ii) the expiration of the stated term of the option. To the extent any option is not exercised in full within the times set forth above, any such unexercised portion of such options shall be forfeited. Except as otherwise expressly provided in this Section 4(b), all of the terms and conditions of the Equity Plans pertaining to options and the grants of options made thereunder to Executive (including, without limitation, the expiration date of such options and any provisions thereunder that would accelerate the date of exercise thereunder) shall continue to be applicable.

(d) Restricted Shares. Except as otherwise provided herein, any shares of restricted stock awarded to Executive and outstanding at such time shall become vested on December 31, 2005. Withholding of applicable income and employment taxes related to the vesting of such restricted shares shall be effected by the Company retaining the smallest number of the shares of its common stock from such awards as have a Fair Market Value (as defined in the 2002 Plan) as is at least equal to the minimum amount of such taxes required to be withheld.

(e) Performance Grant, Retirement Benefit, Change of Control and Section 409A. By reason of the Executive’s continued employment through December 31, 2005, Executive shall be entitled to receive payment of the amount, if any, payable in respect of and in accordance with the terms of the Performance Grant Agreement granted in 2004 on the basis that he retired after the end of the initial two year award period. Nothing in this Agreement shall be construed to limit, alter, impair, release or otherwise modify in any way Executive’s rights in respect of the Company’s frozen retirement plan, under which Executive is entitled to receive an annual benefit at age 65 estimated to be $97,246. Notwithstanding the provisions of Section 4(a) hereof, in the event that any amount payable hereunder shall be subject to the additional taxes referenced in section 8 of the Severance Policy by reason of any event occurring prior to the first anniversary of the date hereof, the Company shall also provide to Executive the additional benefits described in such section 8 of the Severance Policy. Notwithstanding anything else contained herein to the contrary, the parties intend that any payment required to be made to Executive hereunder shall be structured to avoid the imposition of any additional tax on Executive pursuant to the provisions of Section 409A of the Internal Revenue Code.

5. Restrictive Covenant Agreement. Executive agrees that, as a condition to and to induce the Company to enter into this Agreement, Executive shall execute and agree to abide by the Restrictive Covenant Agreement, which is attached hereto as Exhibit A and expressly incorporated herein by reference and made a part hereof. This Agreement (including, without limitation, Exhibit A hereto), is supplemental to, and does not supercede, any non-solicitation, non-compete, non-disclosure or confidentiality agreement that Executive may have signed while employed by the Company or any of its subsidiaries.

6. Indemnification. The indemnification agreement previously entered into by Executive and the Company shall continue in full force and effect, and shall survive Executive’s retirement from the Board and as an officer and employee of the Company and its subsidiaries as contemplated hereby.

7. Noncompetition. Executive agrees that the Company is engaged in a highly competitive business. Executive agrees that due to his position, engaging in a business which is competitive to the Company will cause the Company great and irreparable harm. Executive agrees that Executive’s work for the Company has brought him into close contact with many of the Company’s customers, Trade Secrets, Confidential Information, Third Party Information (as each such term is defined in Exhibit A hereto) and other proprietary information. Executive agrees that he may continue to have access to such Trade Secrets, Confidential Information, Third Party Information and other proprietary information during the Consulting Period. Therefore, as an inducement for the Company to enter into this Agreement and provide Executive the opportunity to continue to serve as a consultant during the Consulting Period, Executive agrees that, during his continued employment and during the Consulting Period, without the prior written consent of the Board, Executive will not, whether on his own behalf or for the benefit of a third party, engage in activities for a competitor of the Company listed on Exhibit B hereto that are (i) substantially similar in any material respect to the activities Employee performed on behalf of the Company and (ii) which relate to business activities in which the Company or one of such affiliates is engaged in at the relevant time. Executive agrees that the covenant contained in this Section 7 is reasonable in scope, necessary to protect the Company’s legitimate business interests and does not constitute a restraint of trade with respect to Executive’s ability to obtain other employment or to provide services to third parties, in the event Executive should desire to do so. Executive further agrees that the provisions in Exhibit A under the section of such agreement entitled “Miscellaneous Provisions” are incorporated herein by reference and made a part hereof.

8. Non-Disparagement. Executive agrees not to intentionally make any direct or indirect derogatory statements regarding, or disparage in any way, the business or reputation of the Company or any of its subsidiaries or Affiliates (as defined in Exhibit A), or any of their directors, officers, managers or employees, unless such statements are required by law. The Company agrees that it shall not, and shall cause its officers and directors to not, intentionally make any direct or indirect derogatory statements regarding, or disparage in any way, the reputation of Executive, unless such statements are required by law. Notwithstanding the foregoing, nothing herein shall prevent Executive or the Company or its officers or directors from making any truthful statements whenever required in the course of litigation, administrative proceedings, governmental investigations, and other legal proceedings whenever required by law or in response to Company business related inquiries from the Company’s officers and directors.

9. Releases. In consideration of the additional vesting of certain option shares and certain shares of restricted stock provided hereunder in connection with his retirement, at December 31, 2005, Executive shall execute the release in favor of the Company attached hereto as Exhibit C. If such release is not executed, or if executed, is revoked by Executive as permitted thereunder, then, notwithstanding any other provision of this Agreement to the contrary, to the extent that any Executive’s outstanding restricted stock shall have become vested in accordance with the terms hereof, Executive shall promptly (but in no event later than ten (10) business days following December 31, 2005) either return to the Company the corresponding shares of common stock or pay to the Company an amount equal to the Fair Market Value (as defined in the 2002 Plan) of such shares on the date they became vested, and any such shares of restricted stock that have not become vested in accordance with the terms hereof shall be forfeited Except as provided in this Section 9, any such failure to execute, or any revocation of such release, shall not alter, modify or amend any other provision of this Agreement, each of which shall remain in full force and effect. In consideration of and subject to Executive’s execution and non-revocation of Executive’s release, the Company shall execute a release in favor of Executive substantially in the form attached hereto as Exhibit D, promptly (but in no event later than five (5) business days following) the expiration of the revocation period in respect of Executive’s release.

10. Return of Company Property. On or before December 31, 2005 or, to the extent such property is reasonably required for the performance by Executive of his services hereunder during the Consulting Period, at the end of the Consulting Period, Executive will return all property of the Company and its subsidiaries or affiliates in his possession, including, but not limited to, reports, files, credit cards, customer lists, software, formulae, systems, designs, methodologies, equipment and access codes, and technology. Executive agrees that will not make or retain at any time, whether now or in the future, any copies, duplicates, reproductions or excerpts of any of such property, except to the extent expressly permitted by the Company during the Consulting Period and solely for the purpose of performing Executive’s responsibilities to the Company hereunder during such Consulting Period. Notwithstanding anything contained in this Section 10 to the contrary, Executive may keep the business equipment previously made available to him for use at his home (subject to the right of the Company to strip any information pertaining to the Company’s business from such equipment).

11. Miscellaneous. This Agreement may only be amended by a written instrument signed by the Company and Executive. Except as otherwise expressly provided in the foregoing Sections of this Agreement, this Agreement shall constitute the entire agreement between the Company and Executive with respect to the subject matter hereof. The obligations of the Company to Executive and the covenants of Executive in favor of the Company shall survive the termination of Executive’s employment. All compensatory payments to be made under this Agreement in respect of Executive’s services as an employee (but not during the Consulting Period) shall be made net of all applicable income and employment taxes required to be withheld from such payments. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and delivery of the signature pages hereof may be made by facsimile. Any notices to be given and any payments to be made hereunder shall be delivered in hand or sent by registered mail, return receipt requested, to the respective party at the Company’s headquarters or the address noted for Executive on the Company’s books and records or to such other address as either such party shall direct by written notice given in accordance with this Section 11.

12. Governing Law. This Agreement shall be governed by the laws of the State of Colorado, without reference to the principles of conflicts of law.

IN WITNESS, WHEREOF, the parties have executed this Agreement effective as of the day first written above.

FIRST DATA CORPORATION

By:	/s/ Michael T. Whealy
Title:	Executive Vice President

/s/ Charles T. Fote
CHARLES T. FOTE

Exhibit A

to Retirement and Consulting Agreement between

Charles T. Fote & First Data Corporation

RESTRICTIVE COVENANT AGREEMENT

FOR EMPLOYEES IN COLORADO

This Agreement is between Charles T. Fote (hereinafter referred to as “Employee”) and First Data Corporation (the “Company”).

In consideration of the benefits provided to Employee pursuant to the Retirement and Consulting Agreement (the “Retirement Agreement”) of even date herewith that are in addition to any benefits Employee would otherwise have been entitled to receive upon his retirement, Employee agrees as follows:

I. Protection of Trade Secrets and Confidential Information.

A.	Employee agrees that the Company is engaged in a highly competitive business and has expended, and continues to expend, significant money, skill, and time to develop and maintain valuable customer relationships, trade secrets, and confidential and proprietary information. Employee agrees that Employee’s work for the Company has brought and may continue to bring Employee into close contact with many of the Company’s customers, Trade Secrets, Confidential Information, and Third Party Information (as defined below), the disclosure of which would cause the Company significant and irreparable harm. Employee recognizes that any unauthorized disclosure of Third Party Information could breach non-disclosure obligations or violate applicable laws or Company policy. Employee further agrees that the covenants in this Agreement are reasonable and necessary to protect the Company’s legitimate business interests in its customer relationships, Trade Secrets, Confidential Information and Third Party Information.

1.	“Trade Secrets” includes but is not limited to the following:

a)	any data or information that is competitively sensitive or commercially valuable, and not generally known to the public, including, but not limited to, products planning information, marketing strategies, marketing results, forecasts or strategies, plans, finance, operations, reports, data, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Company or any of its Affiliates, its customers, clients, and suppliers; and

b)	any scientific or technical information, design, process, procedure, formula or improvement, computer software, object code, source code, specifications, inventions, systems information, whether or not patentable or copyrightable.

2.	“Confidential Information” means any data or information and documentation, other than Trade Secrets, which is valuable to the Company and not generally known to the public, including but not limited to:

a)	Financial information, including but not limited to earnings, assets, debts, prices, fee structures, volumes of purchases or sales, or other financial data, whether relating generally to the Company or any of its Affiliates, or to particular products, services, geographic areas, or time periods; and

b)	Supply and service information, including but not limited to information concerning the goods and services utilized or purchased by the Company or any of its Affiliates, the names and addresses of suppliers, terms of supplier service contracts, or of particular transactions, or related information about potential suppliers, to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of particular suppliers, though generally known or available, yields advantages to the Company or any of its Affiliates the details of which are not generally known.

3.	“Third Party Information” means any data or information of the customers, suppliers, consumers or employees of the Company and its Affiliates that the Company and/or any such Affiliate is prohibited by law, contract or policy from disclosing. By way of example such information includes but is not limited to:

a)	Product specifications, marketing strategies, pricing, sales volumes, discounts;

b)	Nonpublic personal information regarding consumers, including but not limited to names, addresses, credit card numbers, financial transactions and account balances;

c)	Personnel information, including but not limited to employees’ personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hiring, resignations, disciplinary actions, terminations or reasons therefore, training methods, performance, skills, qualifications and abilities, or other employee information; and

d)	Customer information, which is not protected by a separate confidentiality agreement, including but not limited to any compilations of past, existing or prospective customers, agreements between customers and the Company or any of its Affiliates, status of customer accounts or credit, the identity of customer representatives responsible for entering into contracts with the Company or any of its Affiliates, specific customer needs and requirements or related information about actual or prospective customers or other nonpublic consumer information.

B.	Non-Disclosure of Trade Secrets and Confidential Information. Employee agrees that for so long as the pertinent information or documentation remains a Trade Secret, Employee will not use, disclose, or disseminate to any other person, organization, or entity or otherwise employ any Trade Secrets. Employee further agrees that during Employee’s employment and after the cessation of Employee’s employment with the Company, Employee will not use, disclose, or disseminate to any other person, organization, or entity or otherwise employ any Confidential Information. The obligations set forth herein shall not (i) prohibit the use of Trade Secrets or Confidential Information by Employee in the good faith performance by Employee of his services on behalf of the Company, whether as an employee or during the Consulting Period (as defined in the Retirement Agreement), or (ii) apply to any Trade Secrets or Confidential Information which shall have become generally known to competitors of the Company through no act or omission of Employee, nor shall the obligations set forth herein apply to disclosures made pursuant to the Sarbanes-Oxley Act of 2002, 15 U.S.C. § 7245.

C.	Non-Disclosure of Third Party Information. Employee agrees that for so long as the pertinent information or documentation is subject to protection under Company nondisclosure obligations, policy or applicable law, but in any event not less than two (2) years, Employee will not use, disclose, or disseminate to any other person, organization or entity or otherwise employ any Third Party Information; provided, however, that the prohibition contained in this paragraph shall not prohibit the use by Employee of Third Party Information in the good faith performance by Employee of his services on behalf of the Company, whether as an employee or during the Consulting Period.

D.	Return of the Company’s and Third Party Information. Upon cessation of Employee’s employment with the Company or, to the extent such property is reasonably required for the performance by Executive of his services hereunder during the Consulting Period, the end of the Consulting Period as defined in the Retirement Agreement or at any time the Company requests, Employee agrees to return all Third Party Information as well as Company materials and Trade Secrets and Confidential Information, and all copies thereof (including without limitation, all memoranda and notes containing the names, addresses, and needs of the Company’s customers and prospective customers) in Employee’s possession or over which Employee exercises control, and regardless of whether such materials were prepared by the Company, an Affiliate, Employee, or a third party.

II. Non-Solicitation of Customers.

A.	Employee agrees that while employed by the Company and while performing services during the Consulting Period, Employee has had and may have contact with and has become and may become aware of the Company’s and its Affiliates’ customers and the representatives of those customers, their names and addresses, specific customer needs and requirements, and leads and references to prospective customers, and that Employee has benefited and added and will continue to benefit and add to the Company’s goodwill with its customers and in the marketplace generally. Employee further agrees that loss of such customers will cause the Company significant and irreparable harm.

B.	Accordingly, Employee agrees that, until June 30, 2007, Employee will not solicit, contact, call upon, or attempt to communicate with any customer or prospective customer of the Company or any of its Affiliates for the purpose of providing any products or services substantially similar to those Employee provided while employed with the Company; provided, however, that this paragraph shall only apply to products and or services which are still being provided by the Company and/or its Affiliates at the relevant time. This restriction shall apply only to any customer or prospective customer of the Company with whom Employee had contact or about whom Employee learned Trade Secrets, Confidential Information or Third Party Information during the last twenty-four (24) months of Employee’s employment with the Company. For the purpose of this Section III(B), “contact” means interaction between Employee and the customer or prospective customer which takes place to further the business relationship, or making sales to or performing services for the customer, former customer, or prospective customer on behalf of the Company.

III. Non-Solicitation of Employees and Others.

A.	Employee acknowledges and agrees that solely as a result of employment with the Company, Employee has and will come into contact with and has acquired and will acquire Trade Secrets, Confidential Information or Third Party Information regarding some, most, or all of the employees, consultants, contractors or agents of the Company and/or its Affiliates (for purposes of this Section IV, collectively referred to as “Company Workers”).

B.	Accordingly, until June 30, 2007, Employee will not directly recruit or attempt to directly recruit, any other Company Worker with whom Employee had contact or about whom Employee learned Trade Secrets, Confidential Information or Third Party Information during Employee’s last twenty-four (24) months of employment with the Company. For the purposes of this Section IV(B), “contact” means any interaction whatsoever between Employee and the other Company Worker.

IV. Notices Regarding Subsequent Employment. To facilitate compliance with this Agreement, Employee agrees until the expiration of the Consulting Period to provide the Company with notice of Employee’s post-Company employment during the time period encompassed by the restrictions contained herein. Such notice shall include the identity of the company with which Employee will be employed, Employee’s job title, and Employee’s general responsibilities in the job. The notice shall be given to the Company within fifteen (15) business days of Employee’s acceptance of a job offer. Additionally, Employee agrees to provide a copy of this Agreement to prospective employers prior to commencing employment.

V. Miscellaneous Provisions.

A.	Successorship. This Agreement inures to the benefit of any successors or assigns of the Company, and Employee’s obligations apply equally to the Company and its successors or assigns.

B.	Amendments in Writing. No modification, amendment to, or waiver of this Agreement or any of its provisions shall be binding upon Employee or the Company unless made in writing and duly signed by both parties, except that Employee agrees that the Company may, at its option and without consideration, substitute less restrictive provisions relating to the provisions contained herein.

C.	Severability. The provisions (including subparagraphs) in this Agreement are severable and, if any provision is determined to be prohibited or unenforceable in any jurisdiction, it shall be deemed modified to render it enforceable. To the extent the provision cannot be modified to render it enforceable, it shall be severed and the remaining provisions shall nevertheless be binding and enforceable.

D.	Court’s Right to Modify Restrictions. The parties have attempted to limit Employee’s activities only to the extent necessary to protect Trade Secrets, Confidential Information, customer relationships, as well as Third Party Information. The parties agree that, if the scope or enforceability of this Agreement, or any part thereof, is in any way disputed at any time, a court or other trier of fact may modify and enforce the paragraph to the extent it believes to be reasonable under the applicable law and circumstances.

E.	Injunctive Relief. Employee understands, acknowledges, and agrees that in the event of a breach or threatened breach of any of the covenants contained in this Agreement, the Company shall suffer irreparable injury for which there is no adequate remedy at law, and the Company will therefore be entitled to temporary, preliminary, and/or permanent injunctive relief, without bond or other security from the courts, enjoining additional breaches and threatened breaches. Employee further acknowledges that the Company also shall have the right to seek a remedy at law as well as or in lieu of equitable relief in the event of any such breach.

F.	Choice of Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado without regard to principles of conflict of law.

G.	Waiver of Jury Trial. The parties agree to waive their right to trial by jury for any dispute hereunder.

H.	Definition of Affiliate. For purposes of this Agreement, “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, owns or controls, is owned or is controlled by, or is under common ownership or control with, another Person. As used herein, “control” means the power to direct the management or affairs of a Person, and “ownership” means the beneficial ownership of at least 10% of the voting securities of the Person. As used herein, “Person” means any corporation (including First Data Corporation), limited or general partnership, limited liability company, joint venture, association, organization or other entity.

I.	Waiver of Breach. The Company’s waiver of a breach of any provision of this Agreement by the Employee does not waive any subsequent breach by the Employee, nor does the Company’s failure to take action against any other employee for similar breaches operate as a waiver by the Company of Employee’s breach of this Agreement.

J.	Attorney’s Fees. If either party to this Agreement brings any action under this Agreement through legal proceedings, the prevailing party in such action (whether or not initiating such action) shall be reimbursed for all reasonable costs, expenses, and attorney’s fees incurred by it in connection with such proceedings.

K.	Other Obligations. This Agreement is in addition to and not in lieu of other non-solicitation, non-disclosure, and non-competition obligations that Employee may owe to the Company.

This Agreement is dated as of the 26th day of November, 2005.

ON BEHALF OF COMPANY		EMPLOYEE

By:		By:
	Executive Vice President		Employee’s Signature
& General Counsel
First Data Corporation
Employee’s Social Security Number

Exhibit B

List of Competitors

BA Merchant Services (subsidiary of Bank of America Corp.)

Citigroup Inc. (credit card or money transfer division)

Electronic Data Systems Corporation (EDS)(credit card or money transfer division)

Equifax, Inc. (credit card or money transfer division)

Fifth Third Bank Processing Solutions, formerly known as Midwest Payment Systems

Global Payments, Inc.

JPMorgan Chase & Co. (credit card or money transfer division)

MasterCard International

MBNA Corp.

Metavante (NYCE)

MoneyGram International, Inc. (MoneyGram Payment Systems Inc. and Travelers Express)

National Processing, Inc.

Nova Information Systems (subsidiary of U.S. Bancorp)

PNC Financial Services Group Inc.

Pulse

Total Systems Services, Inc.

Travelex plc

Viad Corporation

VISA International

VISA USA

Vital Processing Services

Wells Fargo & Co. (credit card or money transfer division)

And any successor in interest to the business of any of the foregoing whether by operation of law or otherwise

Exhibit C

FULL AND FINAL RELEASE

Charles T. Fote (hereinafter “Executive”), in exchange for sufficient consideration, on behalf of himself, his family, his heirs and assigns, knowingly and voluntarily, irrevocably and unconditionally releases First Data Corporation (the “Company”), any subsidiary corporations, any affiliated entities whether or not incorporated, the employees, agents, officers, managers, directors, and shareholders of all such entities and any person or entity which may succeed to the rights and liabilities of such persons or entities by assignment or otherwise (hereinafter the “Company Releasees”), from all claims, controversies, liabilities, demands, causes of action, debts, obligations, promises, acts, agreements, rights of contribution and/or indemnification, and damages of whatever kind or nature, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, liquidated or contingent, actual or potential, joint or individual, that he has had or now has, based on any and all aspects of Executive’s employment with the Company Releasees or his separation from that employment, including, but not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 or any federal, state or local laws or regulations relating to employment or benefits associated with employment; any and all claims relating to personal services performed by Executive for the Company Releasees; any and all claims relating to unreimbursed expenses incurred while an employee; any and all claims for breach of express or implied contract or the covenant of good faith and fair dealing (whether written or oral), all claims for retaliation or violation of public policy, breach of promise, detrimental reliance or tort (e.g., intentional infliction of emotional distress, defamation, assault, battery, false imprisonment, wrongful termination, interference with contractual or advantageous relationship, etc.), whether based on common law or otherwise; claims for emotional distress, mental anguish, personal injury, loss of consortium, and any and all claims that may be asserted on Executive ‘s behalf by others. The foregoing list is meant to be illustrative rather than inclusive. This release does not preclude Executive from seeking to obtain any benefits to which he may be entitled under any employee welfare benefit plan, retirement or profit sharing plan or other employee benefit plan or arrangement sponsored by the Company Releasees (other than any severance plan or policy) as determined in accordance with the applicable plan documents. This release also does not waive, limit, release or modify Executives’ express rights under the terms of the Retirement and Consulting Agreement dated as of November 26, 2005 between Executive and First Data Corporation (the “Retirement Agreement”) and the indemnification agreement between Executive and the Company referenced therein.

Except to the extent prohibited by applicable law, if Executive initiates or otherwise pursues any legal action against any of the Company Releasees for the purpose of pursuing any claim released pursuant to this release, the Company Releasees may reclaim any benefits conveyed to Executive upon his retirement under the Retirement Agreement, except that Executive shall, at all times, be entitled to retain 12,500 shares of the restricted stock that became vested pursuant to the Retirement Agreement, which shall be considered to be the consideration for the release by Executive of all claims arising under ADEA, without waiving the release granted herein, and terminate any benefits or payments that are due to Executive thereunder, in addition to any other remedies. This release shall be construed in accordance with the laws of the State of Colorado, applicable to contracts made and entirely to be performed therein and without regard to any principles of conflicts of law.

EXECUTIVE ACKNOWLEDGES AND AGREES THAT THIS RELEASE IS A FULL AND FINAL BAR TO ANY AND ALL CLAIM(S) OF ANY TYPE THAT HE MAY NOW HAVE AGAINST THE COMPANY RELEASEES. EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS BEEN GIVEN TWENTY-ONE (21) DAYS TO CONSIDER WHETHER TO EXECUTE THIS RELEASE, THAT HE HAS SEVEN (7) DAYS TO RESCIND THIS RELEASE AFTER ITS EXECUTION, THAT HE HAS BEEN ADVISED THAT HE SHOULD SPEAK WITH COUNSEL, AND THAT HE HAS BEEN REPRESENTED BY COUNSEL OF HIS CHOOSING IN CONNECTION WITH THIS RELEASE.

Dated:	Signed:
Charles T. Fote

Exhibit D

FULL AND FINAL RELEASE

First Data Corporation, a Delaware corporation (“First Data”), in exchange for sufficient consideration, on behalf of itself, any predecessors in interest, whether or not incorporated, and its successors and assignors does hereby irrevocably and unconditionally release Charles T. Fote (“Executive”) and his estate, heirs, beneficiaries, personal representatives, executors or other successors and assigns, from all claims, controversies, liabilities, demands, causes of action, debts, obligations, promises, acts, agreements, rights of contribution and/or indemnification, and damages of whatever kind or nature, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, liquidated or contingent, actual or potential, joint or individual, that it or any of them have or had, based on any and all aspects of Executive’s employment with First Data or its subsidiaries or affiliates, including but not limited to: any and all claims for breach of express or implied contract or the covenant of good faith and fair dealing (whether written or oral), and any and all claims for breach of fiduciary duty, breach of promise, detrimental reliance or tort, whether based on common law or otherwise. The foregoing list is meant to be illustrative rather than inclusive.

This release shall be construed in accordance with the laws of the State of Colorado, applicable to contracts made and entirely to be performed therein.

FIRST DATA CORPORATION

Dated:	Signed:
By: